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                                   EXHIBIT 14(a)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



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                Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the caption "Financial Statements and Experts" in the combined Prospectus/Proxy Statement of The Navellier Large Cap Growth Portfolio of The Navellier Performance Funds and The Navellier Large Cap Growth Portfolio of The Navellier Millennium Funds relating to the reorganization into the Touchstone Large Cap Growth Fund, a separate portfolio of the Touchstone Strategic Trust and to the incorporation by reference of our report dated May 19, 2003 in the Registration Statement (Form N-14) filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Cincinnati, Ohio
July 3, 2003

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